Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                   Votes for       Votes withheld
Liaquat Ahamed       545,333,593     24,865,496
Ravi Akhoury         545,906,178     24,292,911
Barbara M. Baumann   549,255,821     20,943,268
Jameson A. Baxter    548,878,213     21,320,877
Charles B. Curtis    548,266,326     21,932,764
Robert J. Darretta   548,954,413     21,244,676
Katinka Domotorffy   547,720,210     22,478,879
John A. Hill         548,926,132     21,272,957
Paul L. Joskow       548,318,739     21,880,351
Kenneth R. Leibler   549,128,017     21,071,073
Robert E. Patterson  548,989,554     21,209,535
George Putnam, III   548,805,405     21,393,685
Robert L. Reynolds   549,170,754     21,028,335
W. Thomas Stephens   548,523,544     21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against  Abstentions  Broker non-votes
20,622,321   651,473        1,640,869    0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for    Votes against  Abstentions  Broker non-votes
507,595,281  19,452,349     43,151,459   0

All tabulations are rounded to the nearest whole number.